Exhibit 10.11

EXECUTION COPY

EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (this “Agreement”) dated February 2, 2016 by and between BankUnited, Inc., a Delaware corporation (the “Company”), and Rajinder P. Singh (“Executive”).
WHEREAS, the Company and Executive previously entered into an Employment Agreement dated August 18, 2010 as amended and restated on August 29, 2012 (the “Original Agreement”);
WHEREAS, having taking into consideration the factors set forth in the Company’s Policy on Incentive Compensation, the Company has determined that retaining the services of the Executive pursuant to the terms of this Agreement is in the best interests of the Company; and
WHEREAS, the Company and Executive desire to enter into this Agreement setting forth the terms and conditions of Executive’s continued employment with the Company and service to BankUnited, a national banking association organized under the laws of the United States of America (“BankUnited”).
NOW THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:
1. Term of Employment.
Subject to the provisions of Section 6 of this Agreement, Executive shall continue to be employed by the Company for a period beginning on January 1, 2016 (the “Effective Date”) and ending on the third anniversary of the Effective Date (the “Employment Term”), on the terms and subject to the conditions set forth in this Agreement; provided, that commencing on the third anniversary of the Effective Date and on each anniversary thereafter, the Company and Executive may mutually agree to extend the Employment Term for an additional period; provided, further, that if the Employment Term would expire on or following the date of the first public announcement of a transaction or other event that would constitute a “Change in Control” (as defined in the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan, as in effect on the Effective Date) and prior to consummation of such Change in Control, the Employment Term shall be automatically extended for a period of one year from the date the Employment Term would otherwise expire. Notwithstanding the foregoing, the Employment Term shall not be automatically extended on or following the date on which such potential Change in Control is terminated or abandoned.
2. Position.
(a) During the Employment Term, Executive shall serve as Chief Operating Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and shall perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity in a company the size and nature of the Company. If requested, Executive shall also serve as an officer or member of the board of directors of the Company’s subsidiaries, in each case, without additional compensation.
(b) During the Employment Term, Executive will devote Executive’s business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the rendition of such services either directly or indirectly, without the prior consent of the board of directors of the Company (the "Board"); provided that nothing herein shall preclude Executive, (i) from engaging in charitable and civic activities, including accepting appointment to or continuing to serve on any board of directors or trustees of any charitable organization or (ii) from continuing to, or subject to the prior approval of the Board, from accepting appointment to serve on any board of directors or trustees of any business corporation; provided in each case, and in the aggregate, that such activities do not conflict or interfere with the performance of Executive’s duties hereunder or conflict with Sections 7 or 8.
3. Compensation.
(a)    Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $700,000. Executive’s base salary may be increased as may be determined from time to time in the discretion of the Board, taking into account increases in base salary provided to other officers and employees of the Company. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”
(b)    Annual Incentive. Executive shall be eligible to earn an annual incentive award (“Annual Incentive”) pursuant to the terms of the Company’s annual incentive plan as in effect from time to time (the “Annual Incentive Plan”). With respect to each twelve month performance period under the Annual Incentive Plan ending during the Employment Term, Executive’s target incentive amount equal to 150% of Executive’s Base Salary (“Target Annual Incentive”), with the actual Annual Incentive amount to be based upon the achievement of performance criteria that have been established by the compensation committee (the “Compensation Committee”) of the Board in consultation with Executive for the applicable performance period and the terms of the Annual Incentive Plan. The Annual Incentive shall be paid as soon as practicable following the Compensation Committee’s determination of Executive’s Annual Incentive for the completed performance period but in no event later than 60 days following the last day of the performance period to which such Annual Incentive relates.
(c)    Long-Term Incentive Awards.
(i) Performance Units. In each calendar year during the Employment Term (generally expected to occur during the first calendar quarter of the year), the Company shall grant to Executive restricted stock units in accordance with this Section 3(c)(i) (the “Performance Units”) having a grant date fair value equal to 75% of Executive’s Base Salary (the “Target LTI Award”), with the final value of each award to be determined by the Compensation Committee as soon as reasonably practicable following the end of the applicable Performance Period (but in no event later than 60 days following the end of each

Performance Period and, in the case of the Performance Period ending on the last day of the Employment Term, notwithstanding the expiration of the Employment Term) based on the level of achievement of pre-established performance criteria with respect to the 3 year period beginning on January 1 of the year in with the Performance Units are granted (each such period, a “Performance Period”). The applicable performance criteria with respect to each Performance Period shall be established by the Compensation Committee in consultation with Executive. The Shares (as defined in the Plan) in respect of each grant of Performance Units shall be issued as soon as reasonably practicable following the end of the applicable Performance Period (but in no event later than 60 days following the end of each Performance Period), subject to Executive’s continued employment with the Company. Each Annual Performance Unit Award shall be subject to the terms and conditions of the Plan and the applicable award agreement, which award agreement shall be substantially in the form attached hereto as Exhibit A; provided, that the performance criteria set forth in subsequent award agreements may be updated by the Compensation Committee at the time of such grant. Notwithstanding anything contained in this Agreement to the contrary, upon the consummation of a Change in Control, the Performance Units shall automatically convert to time-based restricted stock units (“Converted RSUs”) pursuant to the terms of the applicable award agreement, and, following such conversion, shall be treated as a time-based equity awards for purposes of this Agreement.
(ii)    Restricted Stock Units. In each calendar year during the Employment Term, Executive shall receive a grant of restricted stock units in accordance with this Section 3(c)(ii) having a grant fair date value equal to 75% of Executive’s Base Salary (the “Restricted Stock Units”). Subject to Executive’s continued employment with the Company, except as set forth in the applicable award agreement, one-third (1/3) of such Restricted Stock Units shall vest on December 31 of each of the first three calendar years following the grant date. The Restricted Stock Units shall be subject to the terms and conditions of the Plan and the award agreement attached hereto as Exhibit B.
4.    Employee Benefits.
During the Employment Term, Executive shall be entitled to participate in employee benefit plans (other than annual bonus and incentive plans) of the Company and its subsidiaries as in effect from time to time on the same basis as those benefits are generally made available to other senior executives of the Company (the “Benefit Plans”). During the Employment Term, Executive shall also be eligible to receive such perquisites generally made available to senior executives of the Company as determined in the sole and absolute discretion of the Board following consultation with Executive (the “Perquisites”). Notwithstanding anything contained in this Section 4 to the contrary, Executive shall be entitled to participate in the benefit plans and perquisites set forth on Exhibit C hereto (such benefit plans and perquisites (the “Specified Benefits”), together with the Benefit Plans and Perquisites, collectively, the “Employee Benefits”).
5.    Business Expenses.

During the Employment Term and in accordance with the Company’s policies, Executive shall be entitled to be reimbursed for reasonable and customary business expenses incurred by Executive in connection with the performance of Executive’s duties hereunder.
6.    Termination.
The Employment Term and Executive’s employment hereunder may be terminated by the Company at any time and for any reason upon at least 30 days’ advance Notice to Executive (provided, however, that a termination with Cause (as defined below) shall be effective immediately, subject to any applicable procedures set forth in the definition of Cause) and by Executive upon at least 30 days’ advance Notice of any such resignation of Executive’s employment, other than as a result of Executive’s death. Notwithstanding any other provision of this Agreement, the provisions of this Section 6 shall exclusively govern Executive’s rights upon termination of employment with the Company and its subsidiaries (except with respect to any equity arrangements, which shall be exclusively governed by the terms of such equity arrangements).
(a)    By the Company with Cause or By Executive other than as a result of Good Reason.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company with Cause and shall terminate automatically upon the effective date of Executive’s resignation other than for Good Reason (as defined in Section 6(c)(ii)), provided that (as set forth above) Executive will be required to give the Company at least 30 days’ advance Notice of a such a resignation.
(ii)    For purposes of this Agreement, “Cause” shall mean Executive’s: (A) Personal Dishonesty, (B) Incompetence and Willful Misconduct, (C) willful or intentional failure to perform Specified Duties, (D) willful violation of any law, rule, or regulation (other than Excluded Offenses) or final cease-and-desist order (it being understood that unless Executive is indicted or charged by a court of competent jurisdiction with the applicable violation, the Board shall have the burden of proving the occurrence thereof by clear and convincing evidence), or (E) willful and material breach of any Material Provision of the Agreement. Notwithstanding the above, in each case, “Cause” shall cease to exist for an event on the one hundred eightieth (180th) day following the later of (x) its occurrence or (y) the actual knowledge thereof by a majority of the Board (not including Executive or any other employee of the Company and its subsidiaries, if applicable) that the conduct has occurred and, if applicable, such conduct has resulted in the requisite consequences required hereunder, unless the Company has given Executive a Notice thereof prior to such date. A termination of Executive shall not be deemed to be with “Cause” unless and until there shall have been delivered to Executive a copy of a finding approved by a majority of the Board (in each case, not including Executive or any other employee of the Company or its subsidiaries, if applicable), concluding that, in the good faith opinion of such majority, Executive has engaged in the conduct described in one or more of the clauses above, specifying the particulars thereof in reasonable detail and demonstrating that no cure by Executive was effected following giving Executive thirty (30) days to cure such conduct after Notice by the

Company to Executive of such conduct, or, in the case of clause (B) above, to cure the negative impact of such conduct after Notice by the Company to Executive of such conduct, or in the Board’s good faith reasonable judgment, no cure is possible at such time (it being understood that the matters in clauses (A) and (D) of this definition shall not be subject to any opportunity to cure) (such notice, a “Cause Notice”). Notwithstanding any provision herein to the contrary, no act, or failure to act, shall be deemed willful or intentional if Executive can demonstrate that Executive acted in a good faith belief that such action was in the best interests of the Company and its subsidiaries.
(iii)    For purposes of this Agreement, “Excluded Offenses” shall include any motor vehicle related offenses and any other violation of any law, rule, or regulation that does not constitute a felony.
(iv)    For purposes of this Agreement, “Personal Dishonesty” shall mean Executive’s theft, embezzlement, fraud or similar conduct with respect to the Company or any of its subsidiaries or its or their property (other than de minimis property).
(v)    For purposes of this Agreement, “Incompetence and Willful Misconduct” shall mean Executive’s willful, intentional or gross misconduct in connection with his duties to the Company or any of its subsidiaries (other than such failure resulting from Executive’s Disability) that results in material adverse harm to the Company and its subsidiaries, taken as a whole.
(vi)    For purposes of this Agreement, “Specified Duties” shall mean Executive’s duty to follow lawful and reasonable orders of the Board, the failure of which to follow, could reasonably be expected to materially and adversely impact the Company and its subsidiaries taken as a whole (other than such failure resulting from Executive’s Disability).
(vii)    For purposes of this Agreement, “Material Provision” shall mean Sections 7 and 8 of this Agreement.
(viii)    If Executive’s employment is terminated by the Company with Cause (or Executive resigns at a time when grounds for Cause exist, provided that the Board shall have delivered a Cause Notice to Executive within ten (10) business days of such termination of employment), or Executive voluntarily resigns without Good Reason, Executive shall be entitled to receive:
(A)    the Base Salary, if any, accrued through the date of termination, payable within fifteen days following the date of such termination;
(B)    any Annual Incentive awarded by the Board, but unpaid, as of the date of termination for the immediately preceding fiscal year, paid in accordance with Section 3(b) (except to the extent payment is otherwise deferred pursuant to any applicable deferred compensation arrangement, in which case such amount shall be paid as is provided under such arrangement); and

(C)    such fully vested and non-forfeitable Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).
Following such termination of Executive’s employment, except as set forth in this Section 6(a)(viii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(b)    Disability or Death.
(i)    The Employment Term and Executive’s employment hereunder shall terminate upon Executive’s death and may be terminated by the Company by reason of Executive’s Disability. The term “Disability” shall mean: Executive’s inability, for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period, to perform Executive’s employment duties hereunder as a result of Executive’s becoming physically or mentally incapacitated. Any question as to the existence of such Disability of Executive as to which Executive and the Company cannot agree shall be verified in writing by a physician selected by the Board and Executive jointly (or if they cannot agree, a physician selected by the Board and reasonably acceptable to Executive). The determination by such physician of Disability that is delivered in writing to the Company and Executive shall be final and conclusive for all purposes of this Agreement.
(ii)    Upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive the Accrued Rights.
(iii)    Upon termination of Executive’s employment hereunder by reason of either Disability or death:
(A)    the Restricted Stock Units (and any other time-based equity awards) shall vest as of the termination date; and
(B)    the Performance Units (and any other performance-based equity awards) shall remain outstanding through completion of the applicable performance period and vest based on actual achievement of the performance criteria; provided, that if such termination of employment occurs either on, prior to or following a Change in Control, then, in each case, the Converted RSUs shall vest on the later to occur of the (i) date of such Change in Control and (ii) termination date.
(iv)    Upon termination of Executive’s employment hereunder by reason of either Disability or death, Executive (to the extent applicable and to the extent Executive participated in such plans immediately prior to such termination) and Executive’s eligible dependents (to the extent covered under such plan immediately prior to such termination) shall be entitled to receive continued coverage under the Company’s group health plans (or to the extent such coverage is not permissible under the terms of such plan(s), comparable coverage), at the Company’s sole expense, until twenty-four (24) months from Executive’s date of termination of employment with the Company (such period, the “Coverage Period”); provided, that if Executive is terminated by reason of Disability and subsequently becomes eligible for comparable coverage under another employer’s health plans, the continued coverage under the Company’s plans shall be secondary; provided, further, that if such continued coverage cannot be provided under the applicable plan(s) for longer than eighteen months, the Company shall pay Executive (or his estate, as applicable), on the first business day of each month thereafter, an amount equal to the premium subsidy the Company would have otherwise paid on Executive’s behalf for such coverage during the balance of the twenty-four month period. The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), or any replacement or successor provision of United States tax law, shall run concurrently with the Coverage Period. The benefits described in this Section 6(b)(iv) are hereinafter referred to as the “Continued Benefits.”
(v)    In addition, at all times following termination of Executive’s employment hereunder by reason of either Disability or death, the Company shall take all actions necessary to maintain the Split-Dollar Life Insurance Policy on all insureds, including continued payment of premiums.
Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 6(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)    By the Company without Cause or Voluntary Resignation by Executive for Good Reason.
(i)    The Employment Term and Executive’s employment hereunder may be terminated by the Company without Cause or voluntarily by Executive for Good Reason.
(ii)    For purposes of this Agreement, “Good Reason” shall mean: (A) material reduction in Executive’s Base Salary, Target Annual Incentive or Specified Benefits; (B) material diminution in Executive’s title, reporting relationship, duties or responsibilities (other than as a result of Cause or Disability); (C) failure of the Company or its subsidiaries to pay any compensation to Executive when due; or (D) relocation of Executive’s principal place of employment by more than thirty (30) miles; provided, however, in each case, that no such event shall constitute “Good Reason” unless Executive (x) notifies the Company in writing of the existence of the event constituting Good Reason within sixty (60) days of the occurrence thereof, (y) the event constituting Good Reason is not cured within thirty (30) days from the receipt of such Notice to cure and (z) Executive terminates employment within ninety (90) days following expiration of the 30-day cure period referred to in clause (y) above.
(iii)    If, during the Employment Term, Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or Executive resigns for Good Reason, Executive shall be entitled to receive:

(A)    the Accrued Rights;
(B)    payment of an aggregate amount equal to two (2) times the sum of Executive’s (i) Base Salary and (ii) Target Annual Incentive, which aggregate amount shall be payable to Executive in a lump sum within 60 days following Executive’s termination of employment; provided, that if such termination of employment occurs on or following a Change in Control, this payment shall instead be in an aggregate amount equal to three (3) times the sum of (i) and (ii) above;
(C)    payment of a pro-rated Annual Incentive based on actual achievement of performance objectives for the year of termination, which shall be pro-rated based on the number of days in the calendar year prior to the termination date divided by 365 and payable to Executive at the same time such Annual Incentive is otherwise paid by the Company; provided, that if such termination of employment occurs on or following a Change in Control, this payment shall instead be equal to a pro-rated Annual Incentive based on target performance with proration calculated in the same manner as described above and payable to Executive in a lump sum within 60 days following Executive’s termination of employment;
(D)    the Restricted Stock Units (and any other time-based equity awards) shall vest as of the termination date;
(E)    the Performance Units (and any other performance-based equity awards) shall remain outstanding through completion of the applicable performance period and vest based on actual achievement of the performance criteria; provided, that if such termination of employment occurs either on, prior to or following a Change in Control, then, in each case, the Converted RSUs shall vest on the later to occur of the (i) date of such Change in Control and (ii) termination date;
(F)    the Continued Benefits; provided, that if Executive becomes eligible for comparable coverage under another employer’s health plans, the continued coverage under the Company’s plans shall be secondary; and
(G)    the continued benefit of the Split-Dollar Life Insurance Policy, and the Company shall take all actions necessary to maintain the Split-Dollar Life Insurance Policy on all insureds, including continued payment of premiums at all times following termination Executive’s employment.
The acceleration and amounts payable to Executive under subparagraphs (B), (C), (D), (E), (F) and (G) above, are subject to Executive providing a fully enforceable release of all claims to the Company and its subsidiaries substantially in the form attached hereto as Exhibit D (with any changes necessary to comply with applicable law and/or make the release legally enforceable in the reasonable judgment of the Company) no later than the 59th day following termination of employment (and the Company may, at its sole election, defer the payment of any such amount until the 60th day following termination of employment). Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 6(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(d)    Expiration of the Employment Term; Vesting of Equity Awards. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive’s employment may thereafter be terminated at will by either Executive or the Company. Upon any termination of Executive’s employment following such expiration, (A) the Restricted Stock Units (and any other time-based equity awards) shall vest as of the termination date and (B) the Performance Units (and any other performance-based equity awards) shall remain outstanding through completion of the applicable performance period and vest based on actual achievement of the performance criteria; provided, that if such termination of employment occurs either on, prior to or following a Change in Control, then, in each case, the Converted RSUs shall vest on the later to occur of the (i) date of such Change in Control and (ii) termination date. In addition, at all times following the expiration of the Employment Term, the Company shall take all actions necessary to maintain the Split-Dollar Life Insurance Policy on all insureds, including continued payment of premiums. Any accrued and vested rights of Executive as of the last day of the Employment Term shall survive any termination of this Agreement or Executive’s termination of employment hereunder.
(e)    Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by Notice of Termination to the other party hereto in accordance with Section 11(j) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a Notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.
(f)    Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors of BankUnited and any other subsidiary of the Company, if applicable, and agrees to resign as an officer of each of the Company, BankUnited and any subsidiary of the Company.

7.    Non-Competition; Non-Solicitation of Employees; Non-Disparagement.
(a)    Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and accordingly agrees as follows:
(i)    Executive will not, during the Employment Term and for eighteen months following the termination during the Employment Term of Executive’s employment by the Company for Cause or by Executive’s voluntary resignation without Good Reason (the “Restricted Period”), directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, or director with, any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)) or holding company thereof that (i) has more than 50% of its deposits (as defined in 12 U.S.C. Section 1813(l)) in the State of Florida; (ii) has more than 50% of its branches (measured by physical presence) in the State of Florida; or (iii) has its principal place of business or headquarters in the State of Florida (a “Competitive Business”).
(ii)    During the Restricted Period, Executive will not initiate or respond to communications with any of the employees of the Company or its subsidiaries who earned annually a base salary of $100,000 or more as a the Company or subsidiary employee during the twelve-month period prior to the termination of such individual’s employment with the Company or its subsidiaries, for the purpose of soliciting such employee to work for any other business, individual, partnership, firm, corporation, or other entity; provided, however, that this prohibition will not apply to general advertising or solicitations made to the public generally that are not specifically targeted at employees of the Company or its subsidiaries.
(iii)    Executive will not at any time (whether during or after the Employment Term), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon the Company or any of its subsidiaries or affiliates or any of the directors of the Company or BankUnited or that is or reasonably would be expected to be damaging to the reputation or business of the Company or any of its subsidiaries or affiliates or any of the directors of the Company or BankUnited. The Company, on behalf of itself and its respective directors and senior officers agrees that the Company and its directors and senior officers will not at any time (whether during or after the Employment Term), other than as required by law or by order of a court or other competent authority, make or publish, or cause any other person to make or publish, any statement that is disparaging or that reflects negatively upon Executive, or that is or reasonably would be expected to be damaging to the reputation or business of Executive.
Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in a Competitive Business which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (x) is not a controlling person of, or a member of a group which controls, such person and (y) does not, directly or indirectly, own 5% or more of any class of securities of such person.
(b)    It is expressly understood and agreed that although the parties to this Agreement consider the restrictions contained in this Section 7 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction, that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
(c)    The period of time during which the provisions of this Section 7 shall be in effect shall be extended by the length of time during which Executive is in breach of the terms hereof as determined by any court of competent jurisdiction on the Company’s application for injunctive relief.
8.    Confidentiality.
(a)    Executive will not at any time (whether during or after the Employment Term) (x) retain or use for the benefit, purposes or account of Executive or any other person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any person outside the Company or its subsidiaries or affiliates (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information – including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company or its subsidiaries or affiliates on a confidential basis (“Confidential Information”) without the prior written authorization of the Board.
(b)    “Confidential Information” shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive’s breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed (including via subpoena); provided that Executive shall give prompt Notice to the Company of such requirement of law, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

(c)    Except as required by law, Executive will not disclose to anyone, other than Executive’s immediate family, legal or financial advisors or governmental agencies, the existence or contents of this Agreement; provided, that Executive may disclose to any prospective future employer the provisions of this Agreement provided they agree to maintain the confidentiality of such terms.
(d)    Upon termination of Executive’s employment with the Company for any reason, Executive shall (i) cease and not thereafter commence use of any Confidential Information or intellectual property (including without limitation, any patent, invention, copyright, trade secret, trademark, trade name, logo, domain name or other source indicator) owned or used by the Company, its subsidiaries or affiliates; (ii) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive’s possession or control (including any of the foregoing stored or located in Executive’s office, home, laptop or other computer, whether or not company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information and Executive’s rolodex (or other physical or electronic address book); and (iii) fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information not within Executive’s possession or control of which Executive is or becomes aware. Notwithstanding the foregoing, Executive may retain Executive’s rolodex and similar address books. To the extent that Executive is provided with a cell phone number by the Company during employment, the Company shall cooperate with Executive in transferring such cell phone number to Executive’s individual name following termination.
9.    Specific Performance.
Executive acknowledges and agrees that the remedies at law for a breach or threatened breach of any of the provisions of Sections 7 or 8 would be inadequate and the Company and its subsidiaries would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek a temporary or permanent injunction or any other equitable remedy which may then be available.
10.    Excise Tax.
(a)    If the tax imposed by Section 4999 of the Code, or any similar or successor tax, (the “Excise Tax”) would apply absent this Section 10, to any payments, benefits and/or amounts received by Executive as severance benefits or otherwise, including, without limitation, any amounts received or deemed received, within the meaning of any provision of the Code, by Executive as a result of (and not by way of limitation) any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of the Company’s equity incentive plans or agreements (collectively, the “Total Payments”), then, as determined by Executive in his sole discretion, Executive’s payments and benefits under this Agreement shall be either (A) paid and delivered in full, or (B) paid and delivered to such lesser extent as would result in no portion of such payments and benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account all applicable federal, state and local income and employment taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits. If the Total Payments are to be reduced in accordance with the preceding sentence, any such reduction shall be applied in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in the foregoing clauses (ii) or (iv) will next be reduced pro-rata.
(b)    The calculations required to be made under this section shall be made in writing by the Company’s independent public accountant (the “Accountants”). For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may incur in connection with any calculations contemplated by this section.
11.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.
(b)    Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings among the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. If it is determined that it is necessary to amend, modify or alter this Agreement (or the arrangements relating to compensation provided hereunder) in order to comply with applicable legal and/or regulatory requirements or guidance relating to compensation (including any formal and conclusive interpretation thereof by any regulator or agency of competent jurisdiction), the Company and Executive shall cooperate in good faith to implement such amendments, modifications or alterations (it being understood that any such amendments, modifications or alternations shall be implemented in a manner that seeks to preserve to the extent possible the total compensation opportunities intended to be provided hereunder). In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement of which Executive is a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement specifically refers to the provisions of this sentence.
(c)    No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
(d)    Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.
(e)    Assignment. This Agreement, and all of the respective parties’ rights and duties hereunder, shall be assignable or delegable only pursuant to a written agreement executed by the parties hereto. Upon such assignment, the rights and obligations of the respective parties hereunder shall become the rights and obligations of such affiliate or successor person or entity.
(f)    Set-Off; No Mitigation. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall not be subject to set‑off, counterclaim or recoupment of amounts owed by Executive to the Company or its subsidiaries. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, and such payments shall not be reduced by any compensation or benefits received from any subsequent employer or other endeavor, except as provided in Section 6(c)(iii)(E).
(g)    Compliance with Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment with the Company, Executive is a “specified employee” as defined in Section 409A and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A), (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax, (iii) to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payment shall be due to Executive under this Agreement on account of any such termination until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A, and (iv) each amount to be paid or benefit to be provided to Executive pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A. To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive under this Agreement shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in-kind benefits provided to Executive) during any one year may not effect amounts reimbursable or provided in any subsequent year; provided, however, that with respect to any reimbursements for any taxes which Executive would become entitled to under the terms of this Agreement, the payment of such reimbursements shall be made by the Company no later than the end of the calendar year following the calendar year in which Executive remits the related taxes. The Company shall consult with Executive in good faith regarding the implementation of the provisions of this Section 11(g); provided that neither the Company nor any of its employees or representatives shall have any liability to Executive with respect to thereto.
(h)    Regulatory Matters.
(i)    Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company or BankUnited, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. §1828(k), and the Federal Deposit Insurance Corporation (the “FDIC”) regulation 12 C.F.R. part 359, Golden Parachute and Indemnification Payments.
(ii)    Notwithstanding anything herein contained to the contrary, if Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Company pursuant to a notice served under section 8(e)(3) or 8(g)(1) of the FDI Act, 12 U. S. C. §1818(e)(3) or 1818(g)(1), the Company’s obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings.
(iii)    Notwithstanding anything herein contained to the contrary, if Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s affairs by an order issued under section 8(e)(4) or 8(g)(1) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(1), all prospective obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Company and Executive shall not be affected.

(iv)    Notwithstanding anything herein contained to the contrary, if the Company is in default (within the meaning of section 3(x)(1) of the FDI Act, 12 U.S.C. §1813(x)(1), all prospective obligations of the Company under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Company and Executive shall not be affected.)
(v)    Notwithstanding anything herein contained to the contrary, all prospective obligations of the Company hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Office of the Comptroller of the Currency (“OCC”) or the FDIC, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in section 13(c) of the FDI Act, 12 U.S.C. §1823(c); (ii) by the OCC at the time the OCC approves a supervisory merger to resolve problems related to the operation of the Company. The vested rights and obligations of the parties shall not be affected.
(vi)    Compensation provided under this Agreement shall be subject to the terms of any clawback/forfeiture policy adopted by the Company or its subsidiaries as in effect from time to time, as well as any clawback/forfeiture provisions required by law and applicable to the Company or its subsidiaries, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act.
(vii)    If and to the extent that any of the foregoing provisions shall cease to be required by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.
(i)    Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In the event of Executive’s death prior to receipt of all amounts payable to Executive (including any unpaid amounts due under Section 6), such amounts shall be paid to Executive’s beneficiary designated by him by Notice to the Company or, in the absence of such designation, to Executive’s estate.
(j)    Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that Notice of change of address shall be effective only upon receipt (each such communication, “Notice”).
If to the Company, addressed to:
BankUnited, Inc.
14817 Oak Lane

Miami Lakes, Florida 33016
Attention: General Counsel
If to Executive, addressed to the most recent address of Executive set forth in the personnel records of the Company.

(k)    Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
(l)    Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its subsidiaries regarding the terms and conditions of Executive’s employment with the Company and/or its subsidiaries.
(m)    Indemnification and Insurance. Executive shall be covered under the Company’s and its subsidiaries’ director and officer indemnification insurance policies and, subject to applicable law, shall be provided indemnification to the maximum extent permitted by the Company’s and its subsidiaries’ charters, by-laws and any other organizational documents and any indemnification agreement between the Company or its subsidiaries and Executive, as applicable, with such insurance coverage and indemnification to be in accordance with the Company’s and its subsidiaries’ standard practices for senior executive officers but on terms no less favorable than provided to any other senior executive officer or director of the Company or its subsidiaries.
(n)    Cooperation. If and to the extent requested by the Company or any of its subsidiaries, Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company and its subsidiaries.  In respect of the foregoing cooperation, the Company shall provide reasonable compensation to Executive and shall reimburse Executive promptly for reasonable out-of-pocket expenses (including travel costs, lodging and meals); provided that such reimbursement shall be made no later than the end of the calendar year after the year in which the expenses are incurred.  This provision shall survive any termination of this Agreement.
(o)    Key-Man Insurance. The Company shall have the right to insure the life of Executive for the sole benefit of the Company or its subsidiaries in such amounts, and with such terms, as the Board may determine, with all premiums payable thereon to be the obligation of the Company. Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance, including by submitting to physical examinations and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.

(p)    Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(q)    Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature Page Follows this Page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BANKUNITED, INC.

__________________________________________
By:
Title:

EXECUTIVE

__________________________________________RAJINDER P. SINGH

EXHIBIT A

Performance Unit Award Agreement

[See attached.]

EXHIBIT B

Restricted Stock Unit Award Agreement

[See attached.]

EXHIBIT C
BENEFITS AND PERQUISITES

During the Employment Term, Executive shall be entitled to the following benefits and perquisites:

•	Participation in group life, hospitalization, medical, dental, health, accident and short and long term disability plans.

•	4 weeks’ annual paid vacation.

•	Participation in a nonqualified deferred compensation plan.

•	Payment of professional dues and professional membership fees.

•	Provision of an automobile, up to a cost of $2,500 per month, and driver (at market cost), for Executive’s use.

During the Employment Term, and thereafter in accordance with the terms of the Agreement, Executive shall be entitled to the following benefit:

•
The Company shall purchase, pay all premiums on and otherwise maintain in good standing a second-to-die life insurance policy on the lives of Executive and his current spouse with a death benefit paid to the beneficiaries of the named insureds of not less than $15 million (the “Split-Dollar Life Insurance Policy”).

EXHIBIT D

RELEASE OF CLAIMS

This Release of Claims is entered into by Rajinder P. Singh (“Executive”).
WHEREAS, Executive and BankUnited, Inc. with offices at _______________ (the “Company”) entered into an Employment Agreement (the “Employment Agreement”) dated February 2, 2016 that provides Executive certain severance and other benefits in the event of an involuntary termination of Executive’s employment without Cause or Executive’s resignation of employment for Good Reason (each term as defined under the Employment Agreement);
WHEREAS, Executive’s employment has so terminated; and
WHEREAS, pursuant to Section 6(c)(iii) of the Employment Agreement, a condition of Executive’s entitlement to certain severance and other benefits thereunder is his Employment Agreement to this Release of Claims.
NOW, THEREFORE, in consideration of the severance and other benefits provided under Section 6(c)(iii)(B), (C), (D), (E), (F) and (G) of the Employment Agreement, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:
1.    Executive, for himself and his heirs, assigns, executors and administrators, hereby fully and finally waives, discharges and releases the Company Group (as defined below), including each of the Company Group’s past, current and future parents, subsidiaries, and affiliates, and its and their shareholders, members, directors, officers, employees, agents and representatives, and each of their heirs and assigns (collectively, the “Released Parties”), from any and all claims, suits, promises, contracts, liabilities, obligations and damages arising on or prior to the date hereof relating to his employment with the Company Group or his termination therefrom, whether now known or later discovered, which he or anyone acting on his behalf might otherwise have had or asserted, including, but not limited to, any express or implied contract of employment claims (whether written or oral), claims arising under tort, covenant, public policy or otherwise, claims under Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act of 1993, Section 1981 of the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disabilities Act of 1991, as amended, the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, claims under the laws, including the labor laws of any state or locality, all claims under related common law, statutes, and administrative and executive orders at the federal, state and local levels of government, and any claims to any payments or benefits from employment with the Company Group, including, but not limited to, claims for salary, bonuses, unvested stock options, severance pay, vacation pay or any benefits under the Employee Retirement Income Security Act of 1974, as amended, other than: (i) those benefits set forth in Section 6(c)(iii) of the Employment Agreement, (ii) any rights Executive has to indemnification or coverage under directors’ and officers’ liability insurance policies, (iii) any direct or indirect holdings of equity in the Company and its subsidiaries or affiliates or any

1

vested awards (or awards which may vest) which Executive has under any equity, equity-based, profits interest, stock option or similar plan, agreement or program, which equity and awards shall be subject to all the terms and conditions of such documents, and (iv) any claims for accrued and vested benefits under any of the Company Group’s employee retirement and welfare benefit plans. In addition, Executive represents that no incident has occurred during his employment with the Company Group that could form the basis for any claim by him against the Company Group under the worker’s compensation laws of any jurisdiction. For the purposes of this Release of Claims, the term “Company Group” shall mean the Company and its subsidiaries.
2.    Executive represents that he has not brought any charges, claims, demands, suits or actions, known or unknown, in any forum, against the Released Parties related to his employment or his termination (excluding any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its subsidiaries or affiliates); provided, however, that Executive shall not be prevented from challenging or seeking a determination in good faith of the validity of this Release of Claims under ADEA or enforcing any rights he may have under the terms of this Release of Claims or in respect of any claims of Executive in respect of his direct and indirect holdings of equity in the Company and its subsidiaries or affiliates.
3.    Executive acknowledges that he is subject to certain post-employment restrictions under the terms of the Employment Agreement, including, without limitation, a non-disparagement covenant pursuant to Section 7(a)(iii) of the Employment Agreement and a confidentiality covenant pursuant to Section 8 of the Employment Agreement and hereby reaffirms his obligations thereunder.
4.    Executive affirms that he has returned all of the Company’s property in Executive’s possession, including, but not limited to, keys, credit cards, cellular phones, computer equipment, software and peripherals and originals or copies of books, records, or other information pertaining to the Company’s business. In addition, Executive has returned all electronic documents or records relating to the Company that Executive may have saved to any such cellular phone, laptop computer or other electronic or storage device, whether business or personal, including any presentations stored in hard copy or electronically. Further, if Executive stored any information relating to the Company on a personal computer or other storage device, Executive affirms that he has permanently deleted such information; provided, however, that, prior to deleting that information, Executive printed out one copy and provided it to the Company.
5.    This Release of Claims shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof that would direct the application of the laws of any other jurisdiction.
6.    Each of the sections contained in this Release of Claims shall be enforceable independently of every other section in this Release of Claims, and the invalidity or unenforceability of any section shall not invalidate or render unenforceable any other section contained in this Release of Claims.

2

7.    This Release of Claims, together with the Employment Agreement, represents the complete agreement between Executive and the Company concerning the subject matter in this Release of Claims and supersedes all prior agreements or understandings, written or oral. This Release of Claims may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. Executive acknowledges that no representation, statement, promise, inducement, threat or suggestion has been made by any of the Released Parties to influence Executive to sign this Release of Claims except such statements as are expressly set forth herein or in the Employment Agreement.
8.    EXECUTIVE ACKNOWLEDGES THAT HE IS RELEASING ALL CLAIMS UNDER ADEA AND HAS BEEN ADVISED, IN WRITING, TO CONSULT WITH AN ATTORNEY OF HIS CHOICE PRIOR TO SIGNING THIS RELEASE OF CLAIMS AND THAT HE HAS CAREFULLY READ AND SIGNED THIS RELEASE OF CLAIMS KNOWINGLY, VOLUNTARILY, AND FREELY, AND WITH SUCH COUNSEL AS HE DEEMED APPROPRIATE. IN ADDITION, EXECUTIVE ACKNOWLEDGES THAT THE CONSIDERATION GIVEN FOR THIS RELEASE OF CLAIMS IS IN ADDITION TO ANYTHING OF VALUE TO WHICH EXECUTIVE IS ALREADY ENTITLED, AND HE HAS BEEN PROVIDED WITH A PERIOD OF UP TO [TWENTY-ONE (21)]/[FORTY-FIVE (45)]1 DAYS IN WHICH TO CONSIDER WHETHER OR NOT TO ENTER INTO THIS RELEASE OF CLAIMS. FURTHER, EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED OF HIS RIGHT TO REVOKE THIS RELEASE OF CLAIMS DURING THE SEVEN (7)-DAY PERIOD FOLLOWING EXECUTION HEREOF, AND THAT THE RELEASE OF CLAIMS SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AND NEITHER THE COMPANY NOR ANY OTHER PARTY IS OBLIGATED TO PROVIDE ANY PAYMENTS OR BENEFITS TO EXECUTIVE UNTIL THE REVOCATION PERIOD HAS EXPIRED.
9.    Nothing contained herein shall be construed as an admission by the Company Group of any liability of any kind to Executive, all such liability being expressly denied except for obligations of the Company imposed by the Employment Agreement which survive pursuant to this Release of Claims.

Rajinder P. Singh

Date:                 , 20__

1 To be determined at the time of termination.

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EXHIBIT A

BANKUNITED, INC.
2014 OMNIBUS EQUITY INCENTIVE PLAN
FORM PERFORMANCE UNIT AWARD AGREEMENT
THIS PERFORMANCE UNIT AGREEMENT (this “Agreement”), is made effective as of [●], 2016 (the “Date of Grant”), by and between BankUnited, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the “Plan”);
WHEREAS, the Administrator has determined that, pursuant to Section 10 of the Plan, it is in the best interests of the Company and its shareholders to grant the performance units (the “Performance Units”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein;
WHEREAS, the Company and Participant entered into an employment agreement dated January [●], 2016 (the “Employment Agreement”), which includes certain provisions relating to the Performance Units provided for herein; and
WHEREAS, capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of Performance Units.
(a)Subject to all of the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, as of the Date of Grant, an Award for a target number of [●] Performance Units (the “Target Award”). Each Performance Unit represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan. The number of Performance Units that the Participant actually earns for the Performance Period (as defined below), up to a maximum of [●],1 will be determined by the level of achievement of the Performance Goals in accordance with Exhibit A attached hereto.
(b)The Performance Units shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

1 Equal to 150% of the Target Award.

1

EXHIBIT A

2.Performance Period. For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, [2016] and ending on December 31, [2018].2
3.Performance Goals.
(a)    The number of Performance Units earned by the Participant for the Performance Period will be determined at the end of the Performance Period based on the level of achievement of the Performance Goals in accordance with Exhibit A. All determinations related to the Performance Units shall be made by the Committee in its sole discretion.
(b)    Promptly following completion of the Performance Period (and no later than sixty (60) days following the end of the Performance Period), the Committee will review and certify in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (ii) the number of Performance Units that the Participant shall earn, if any, subject to compliance with the requirements of Section 5. Such certification shall be final, conclusive and binding on the Participant, and on all other persons, to the maximum extent permitted by law.
4.Restrictions. neither the Performance Units nor any rights relating thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or by the laws of descent and distribution, and shall be subject to a risk of forfeiture as described in Section 5, in each case, until such time as the Performance Units are settled in accordance with Section 7. Any attempt by the Participant to transfer any of the Performance Units or any rights in respect of the Performance Units in violation of this Section shall be null and void and without force or effect and upon any such attempted transfer such Performance Units and all of the rights related thereto, shall be immediately forfeited by the Participant without payment of any consideration; provided, that the designation of a beneficiary shall not constitute a sale, assignment, transfer, pledge, hypothecation, disposition or encumbrance.
5.Vesting/Forfeiture.

(a)    General. Except as otherwise provided herein, the Performance Units are subject to forfeiture until they vest. Except as otherwise provided herein, the Performance Units will vest and become non-forfeitable on the last day of the Performance Period, subject to (i) achievement of the Performance Goals set forth in Exhibit A attached hereto, and (ii) the Participant’s continuous service with the Company or any of its Affiliates from the Date of Grant through the last day of the Performance Period. The number of Performance Units that vest and become payable under this Agreement shall be determined by the Committee and shall be rounded to the nearest whole Performance Unit. Once vested, the Performance Units become “Vested Units.”

2 Each performance period will be 3 years.

2

EXHIBIT A

(b)    Change in Control. Notwithstanding any other provisions in this Agreement or the Plan to the contrary, upon the consummation of a Change in Control, Section 5(a)(i) shall become inapplicable and all Performance Units shall automatically convert to time-based restricted share units (“Converted RSUs”), subject to the same vesting, forfeiture, payment, termination, and other terms, conditions and restrictions as the Performance Units, other than with respect to (i) dividend awards, which shall be governed by Section 6(c) and (ii) the Performance Goals, which shall cease to apply. The number of Converted RSUs shall be between 100% and 150% of the Target Award, determined in the sole discretion of the Committee; provided, however, that if the Converted RSUs are not assumed or substituted in connection with the Change in Control, 100% of the Converted RSUs shall become Vested Units immediately on the date of such Change in Control.

(c)    Termination. Upon termination of the Participant’s service to the Company and its Affiliates, the Performance Units then held by the Participant shall terminate immediately; provided, that if the Participant’s service to the Company and its Affiliates is terminated at any time prior to the completion of the Performance Period (i) by reason of the Participant’s “Disability” or death, (ii) by the Company without “Cause” or (iii) by the Participant for “Good Reason” (each, as defined in the Employment Agreement, as in effect on the Date of Grant), the Performance Units shall remain outstanding through the completion of the Performance Period and shall vest in accordance with Section 5(a). If the Participant’s service to the Company and its Affiliates is terminated under the circumstances described in (i)-(iii) of this Section 5(c), either on, prior to or following a Change in Control, then, in each case, 100% of the Converted RSUs shall become Vested Units on the later to occur of the (x) date of such Change in Control and (y) termination date.

(d)    Expiration of the Employment Agreement. Upon termination of the Participant’s service with the Company and its Affiliates for any reason on or following the expiration of the Employment Agreement, the Performance Units shall remain outstanding through the completion of the Performance Period and shall vest in accordance with Section 5(a). If the Participant’s service to the Company and its Affiliates is terminated either on, prior to or following a Change in Control, then, in each case, 100% of the Converted RSUs shall become Vested Units on the later to occur of the (x) date of such Change in Control and (y) termination date.
6.Shareholder Rights; Dividend Awards.
(a)    Shareholder Rights. The Participant shall not have any rights as a shareholder with respect to the Shares underlying the Performance Units unless and until the Performance Units vest and are settled by the issuance of such Shares. Upon and following settlement of the Performance Units in Shares, the Participant shall be the record owner of such Shares unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company

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EXHIBIT A

(including, without limitation, voting rights and the right to receive dividends with respect to the Shares).
(b)    Dividend Award for Performance Units. If, prior to the settlement date, the Company declares a dividend on the Shares, then, on the settlement date of such Performance Units, the Company shall make an additional cash payment, except as otherwise provided in Section 7(a)(ii) below, in an amount equal to the aggregate per Share dividend declared following the Date of Grant through the settlement date multiplied by the number of Shares underlying the Vested Units.
(c)    Dividend Award for Converted RSUs. If, after conversion from Performance Units to Converted RSUs but prior to the settlement date, the Company (or its successor) declares a dividend on the Shares underlying the Converted RSUs, then, on the settlement date of such Converted RSUs, the Company shall make an additional cash payment, except as otherwise provided in Section 7(a)(ii) below, in an amount equal to the aggregate per Share dividend declared following the Date of Grant through the settlement date multiplied by the number of Shares underlying the Converted RSU. Any such dividend award shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the Converted RSUs. No dividend award in respect of a particular dividend shall be granted with respect to any Converted RSUs which, as of the record date for such dividend, have either been settled or terminated.
7.Settlement. Subject to Section 9 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Participant (i) the number of Shares equal to the number of Vested Units or, at the discretion of the Administrator, cash equal to the Fair Market Value of such Shares on the date immediately preceding the settlement date and (ii) cash equal to any dividend award (without interest thereon) or, at the discretion of the Administrator, Shares having a Fair Market Value equal to such dividend award (without interest thereon) and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.
8.No Right to Continued Employment. The granting of the Performance Units evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of such Participant.
9.Withholding. The Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the Performance Units or any other payment under this Agreement or the Plan or with respect to the Performance Units and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.

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EXHIBIT A

10.Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
11.Governing Law/Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Participant and the Company hereby irrevocably waive (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, (b) any claim that any such suit, action or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.
12.Performance Units Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Units are subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.
13.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BANKUNITED, INC.

By: ________________________________
Name:
Title:

Agreed and acknowledged:

____________________________________
Participant

Exhibit A

The Performance Units will be awarded based on the achievement of three (3) equally-weighted performance metrics measured over the Performance Period:

Metric 1		Metric 2		Metric 3
Metric	Weighting	Metric	Weighting	Metric	Weighting
Relative Operating Income Growth	33%	Relative 3-year Total Shareholder Return	33%	Relative Net Charge-off Ratio	33%

The percentile ranking for each metric will be averaged to calculate the average percentile ranking (“APR”). The APR will determine payout as detailed in the table below:

	APR (% of Target)	Payout	Performance Units
<Target	0-33%	0%	0
Target	34-66%	100%	[___][3]
Maximum	67-100%	150%	[___][4]

3 Insert number of Performance Units with a value equal to $1,202,500 (Kanas) or $525,000 (Singh) on the Date of Grant
4 Insert number of Performance Units with a value equal to $1,803,750 (Kanas) or $787,500 (Singh) of base salary on the Date of Grant.

EXHIBIT B

BANKUNITED, INC.
2014 OMNIBUS EQUITY INCENTIVE PLAN
FORM RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”), is made effective as of [●], 2016 (the “Date of Grant”), by and between BankUnited, Inc., a Delaware corporation (the “Company”), and [●] (the “Participant”):
R E C I T A L S:
WHEREAS, the Company has adopted the BankUnited, Inc. 2014 Omnibus Equity Incentive Plan (the “Plan”);
WHEREAS, the Administrator has determined that, pursuant to Section 10 of the Plan, it is in the best interests of the Company and its shareholders to grant the restricted share units (the “RSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein;
WHEREAS, the Company and Participant entered into an employment agreement dated January [●], 2016 (the “Employment Agreement”), which includes certain provisions relating to the RSUs provided for herein; and
WHEREAS, capitalized terms used but not otherwise defined herein shall have meanings ascribed to such terms in the Plan.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Grant of RSUs.
(a)    Subject to all of the terms and conditions set forth in this Agreement, the Company hereby grants to the Participant, as of the Date of Grant, [●] RSUs. Each RSU represents the right to receive one Share, subject to the terms and conditions set forth in this Agreement and the Plan.
(b)    The RSUs shall be credited to a separate account maintained for the Participant on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.
2.Restrictions. Neither the RSUs nor any rights relating thereto may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered, other than by will or by the laws of descent and distribution, and shall be subject to a risk of forfeiture as described in Section 3, in each case, until such time as the RSUs are settled in accordance with Section 5. Any attempt by the Participant to transfer any of the RSUs or any rights in respect of the RSUs in violation of this Section shall be null and void and without force or effect and upon any such attempted transfer such RSUs and all of the rights related thereto shall be immediately forfeited by the Participant without payment of any consideration; provided, that the designation of a ben eficiary shall not constitute a sale, assignment, transfer, pledge, hypothecation, disposition or encumbrance.
3.Vesting/Forfeiture.

(a)    General. Except as otherwise provided herein, the RSUs shall vest with respect to one-third (1/3) of the RSUs granted under this Agreement on each of December 31st of the year in which the Date of Grant occurs and on December 31st of each of the following two years, subject to the Participant’s continuous service with the Company or any of its Affiliates on each such vesting date. Once vested, the RSUs become “Vested Units.”

(b)    Change in Control. Notwithstanding any other provisions in this Agreement to the contrary, one hundred percent (100%) of the RSUs shall become Vested Units immediately upon the occurrence of a Change in Control.

(c)    Termination. Upon termination of the Participant’s service with the Company and its Affiliates, the RSUs then held by the Participant, other than any Vested Units, shall terminate immediately; provided, that if the Participant’s service to the Company and its Affiliates is terminated at any time prior to December 31st of the third year following the year in which the Date of Grant occurs (i) by reason of the Participant’s “Disability” or death, (ii) by the Company without “Cause” or (iii) by the Participant for “Good Reason” (each, as defined in the Employment Agreement, as in effect on the Date of Grant), one hundred percent (100%) of the RSUs shall become Vested Units immediately upon the occurrence of such termination.

(d)    Expiration of the Employment Agreement. Upon termination of the Participant’s service with the Company and its Affiliates for any reason on or following the expiration of the Employment Agreement, one hundred percent (100%) of the RSUs shall become Vested Units.
4.Shareholder Rights; Dividend Award.
(a)    Shareholder Rights. The Participant shall not have any rights as a shareholder with respect to the Shares underlying the RSUs unless and until the RSUs vest and are settled by the issuance of such Shares. Upon and following settlement of the RSUs in Shares, the Participant shall be the record owner of such Shares unless and until such Shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including, without limitation, voting rights and the right to receive dividends with respect to the Shares).
(b)    Dividend Award. If, prior to the applicable settlement date, the Company declares a dividend on the Shares underlying the RSUs, then, on such settlement date, the Company shall make an additional cash payment, except as otherwise provided in Section 5(a)(ii), in an amount equal to the aggregate per Share dividend declared following the Date of Grant through such settlement date multiplied by the number of

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Shares underlying the Vested Units (the “Dividend Award”). The Dividend Award shall be subject to the same vesting, forfeiture, payment, termination and other terms, conditions and restrictions as the RSUs. No Dividend Award in respect of a particular dividend shall be granted with respect to any RSUs which, as of the record date for such dividend, have either been settled or terminated.
5.Settlement of RSUs. Subject to Section 7 hereof, promptly following the vesting date, and in any event no later than March 15 of the calendar year following the calendar year in which such vesting occurs, the Company shall (a) issue and deliver to the Participant (i) the number of Shares equal to the number of Vested Units or, at the discretion of the Administrator, cash equal to the Fair Market Value of such Shares on the date immediately preceding the settlement date and (ii) cash equal to the Dividend Award (without interest thereon) or, at the discretion of the Administrator, Shares having a Fair Market Value equal to the Dividend Award (without interest thereon); and (b) enter the Participant’s name on the books of the Company as the shareholder of record with respect to the Shares delivered to the Participant.
6.No Right to Continued Employment. The granting of the RSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the employment of the Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the employment of such Participant.
7.Withholding. The Participant shall be required to pay to the Company or any Affiliate and the Company shall have the right and is hereby authorized to withhold from any payment due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of the RSUs, Dividend Award or any other payment under this Agreement or the Plan or with respect to the RSUs and to take such other action as may be necessary in the opinion of the Administrator to satisfy all obligations for the payment of such withholding taxes.
8.Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.
9.Governing Law/Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed therein. Any suit, action or proceeding with respect to this Agreement, or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York, and the Company and the Participant hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment. The Participant and the Company hereby irrevocably waive (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of New York, (b) any claim that any such suit, action or proceeding bro

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ught in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.
10.RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs are subject to the Plan, as may be amended from time to time, and the terms and provisions of the Plan are hereby incorporated herein by reference.
11.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

BANKUNITED, INC.

By: ________________________________
Name:
Title:

Agreed and acknowledged:

____________________________________
Participant